Exhibit 99(a)

FOR IMMEDIATE RELEASE

Contacts: Stacey Sullivan, Media Relations	Marie Perry, Investor Relations
(800) 775-7290	(972) 770-1276

BRINKER INTERNATIONAL REPORTS FOURTH QUARTER FISCAL 2010 EPS

DALLAS (Aug. 12, 2010) – Brinker International, Inc. (NYSE: EAT) announced fourth quarter fiscal 2010 earnings per diluted share from continuing operations of $0.44 compared to $0.45 in the fourth quarter of fiscal 2009, before special items. For the full-year fiscal 2010, earnings per diluted share from continuing operations was $1.18 compared to $1.28 in the prior year, before special items and excluding Macaroni Grill. In 2010, the fourth quarter and fiscal year included an additional operating week compared to fiscal 2009. (Reconciliations to GAAP earnings per diluted share amounts are included in Tables 3 and 4.)

On a GAAP basis, earnings per diluted share increased to $0.62 for the fourth quarter compared to $0.41 in the prior year. For the full-year fiscal 2010, earnings per diluted share increased to $1.34 from $0.77 in the prior year.

On June 30, 2010, the company completed the sale of On The Border Mexican Grill & Cantina® to OTB Acquisition LLC, an affiliate of Golden Gate Capital, for gross proceeds of approximately $180 million and recognized a gain of approximately $16.5 million. Therefore, the results of On The Border are presented as discontinued operations. All amounts presented below relate to continuing operations unless otherwise stated.

Quarterly Revenues

Brinker reported fourth quarter revenues of $743.1 million compared to $742.1 million in the prior year (14-weeks vs. 13-weeks). The company experienced a 3.4 percent decrease in comparable restaurant sales (see Table 1) in the fourth quarter of fiscal 2010. Revenues were positively affected by a net increase in capacity of 3.0 percent due to the impact of the 53rd week in fiscal 2010, partially offset by the sale of 21 restaurants to a franchisee and 11 restaurant closures since the fourth quarter of fiscal 2009. Royalty and franchise revenues were $16.7 million for the quarter.

Table 1: Q4 comparable restaurant sales1, 2

Q4 10 and Q4 09, company and two reported brands; percentage

	Q4 10 Comparable Sales	Q4 09 Comparable Sales	Q4 10 Pricing Impact	Q4 10 Mix-Shift
Brinker International [3]	(3.4)	(9.4)	1.2	0.9
Chili’s	(4.1)	(9.4)	1.4	1.0
Maggiano’s	1.3	(9.2)	0.2	0.2

1	Amounts are calculated based on comparable 13 weeks in each fiscal quarter.
2	Brinker International comparable restaurant sales by period are provided on the company’s website.
3	Brinker International comparable restaurant sales exclude the impact of On The Border.

Table 2: FY comparable restaurant sales1, 2

FY 10 and FY 09, company and two reported brands; percentage

	FY 10 Comparable Sales	FY 09 Comparable Sales	FY 10 Pricing Impact	FY 10 Mix-Shift
Brinker International [3]	(4.2)	(5.8)	1.3	(1.2)
Chili’s	(4.6)	(5.6)	1.5	(1.2)
Maggiano’s	(1.2)	(7.3)	0.5	(1.2)

1	Amounts are calculated based on comparable 52 weeks in each fiscal year.
2	Brinker International comparable restaurant sales by period are provided on the company’s website.
3	Brinker International comparable restaurant sales exclude the impact of On The Border and Macaroni Grill.

Quarterly Operating Performance

Cost of sales, as a percent of revenues, increased to 27.7 percent in the fourth quarter of fiscal 2010 as compared to 27.4 percent in the prior year. During the quarter, cost of sales was negatively impacted by promotions and the menu changes at Chili’s, partially offset by favorable commodity prices primarily related to beef and chicken, and favorable menu price changes.

Restaurant expenses, as a percent of revenues, remained relatively flat at 54.0 percent as compared to 54.1 percent in the prior year primarily due to leverage of fixed costs created from the additional operating week and lower advertising expenses. In the prior year, restaurant expenses was favorably impacted by approximately 125 basis points due to lower insurance, property tax and utility expenses.

Depreciation and amortization decreased $3.4 million compared to the prior year due to fully depreciated assets and restaurant closures, partially offset by investments in existing restaurants.

General and administrative expense was essentially flat for the quarter.

Other gains and charges primarily includes $4.6 million of long-lived asset impairment charges related to underperforming restaurants, partially offset by a gain on the sale of land of $1.3 million.

Interest expense increased $2.4 million for the quarter primarily due to the termination of the company’s existing revolving credit facility which resulted in a $1.7 million impact due to expensing the remaining capitalized financing fees associated with the facility. Additionally, interest expense was favorably impacted in the fourth quarter of the prior year due to a gain of $1.3 million related to the repurchase of a portion of the 5.75 percent notes.

Other, net decreased $5.8 million primarily due to insurance proceeds of $5.5 million received in the fourth quarter of the prior year.

The effective income tax rate for continuing operations increased to 23.7 percent in the current quarter as compared to 13.8 percent in the same quarter last year primarily due to the decrease in other gains and charges. Excluding the impact of special items, the effective income tax rate from continuing operations remained essentially flat at 24.3 percent in the current quarter as compared to 24.0 percent in the same quarter last year.

Income from discontinued operations, net of taxes, increased to $20.5 million from $5.1 million in the same quarter in the prior year primarily due to a gain on the sale of On The Border.

Special Items

Table 3: Reconciliation of income from continuing operations, before special items 1

Q4 10 and Q4 09; $ millions and $ per diluted share after-tax

Item	Q4 10	EPS Q4 10	Q4 09	EPS Q4 09
Income from Continuing Operations	43.1	0.42	37.1	0.36
Other (Gains) and Charges	2.1	0.02	14.4	0.14
Other, Net - Insurance Proceeds	—	—	(5.5)	(0.05)

Income from Continuing Operations before
Special Items	45.2	0.44	46.0	0.45

[1]

The company believes excluding special items from its financial results provides investors with a clearer perspective of the company’s ongoing operating performance and a more relevant comparison to prior period results.

Table 4: Reconciliation of income from continuing operations, before special items 1

FY 10 and FY 09; $ millions and $ per diluted share after-tax

Item	FY 10	EPS FY 10	FY 09	EPS FY 09
Income from Continuing Operations	103.7	1.01	72.1	0.70
Other (Gains) and Charges	18.0	0.17	74.5	0.73
Other, Net - Insurance Proceeds	—	—	(5.5)	(0.05)
Macaroni Grill before Special Items	—	—	(10.1)	(0.10)

Income from Continuing Operations before
Special Items and Macaroni Grill	121.7	1.18	131.0	1.28

[1]

The company believes excluding special items and Macaroni Grill from its financial results provides investors with a clearer perspective of the company’s ongoing operating performance and a more relevant comparison to prior period results.

Cash Flow and Capital Allocation

Cash flow from continuing operations for the fiscal year 2010 increased to $297.4 million compared to $234.0 million in the prior year primarily due to the tax impact of the Macaroni Grill sale and timing differences related to operational payments, partially offset by lower earnings. Capital expenditures totaled $60.9 million, a reduction of $32.7 million compared to the prior year, resulting from a decrease in new company-owned restaurant development. During the fourth quarter, the company entered into a $400 million unsecured, senior credit facility consisting of a $200 million revolver and a $200 million term loan. The remaining balance on the previous term loan which was classified as a current liability as of the end of the third quarter was extinguished. Long-term debt was reduced by $190 million for the fiscal year resulting in an ending debt balance of $541.4 million on June 30. During the fourth quarter, the company repurchased 1.0 million shares of its common stock for approximately $20.0 million.

Fiscal 2011 Outlook

The company anticipates earnings per diluted share from continuing operations, before special items, to increase between 10 and 20 percent compared to fiscal 2010 (an increase of 20 to 30 percent excluding the 53rd week in fiscal 2010). Earnings are based on the following expectations:

•	Full-year comparable restaurant sales will be flat to a decrease of 2 percent with expectations of the first half being more challenging as we lap heavier promotional activities last year;

•	Revenue is projected to decrease 2 percent to 4 percent (flat to a decrease of 2 percent excluding the 53rd week in fiscal 2010);

•	Operating income will increase 70 to 100 basis points;

•	The effective income tax rate will be 27 to 28 percent; and

•	Diluted weighted average shares outstanding will be 90 to 94 million.

Table 5: Reconciliation of diluted earnings per share excluding the 53rd week 1

FY 10 and FY 11; $ per diluted share after-tax

	FY 10	FY 11
Earnings per Diluted Share	1.18	1.30 to 1.42 (+10% to 20%)
53rd Week	(0.09)	—

Earnings per Diluted Share excluding the
53rd Week	1.09	1.30 to 1.42 (+20% to 30%)

1	All diluted earnings per share amounts are from continuing operations, excluding special items.

The company believes that providing fiscal 2011 earnings per diluted share guidance, excluding special charges and the 53rd week, provides investors the appropriate insight into the company’s ongoing operating performance.

Guidance Policy

Brinker provides annual guidance as it relates to comparable restaurant sales, earnings per diluted share, and other key line items in the income statement and will only provide updates if there is a material change versus the original guidance. Consistent with prior practice, management will not discuss intra-period sales or other key operating results not yet reported as the limited data may not accurately reflect the final results of the period or quarter referenced.

Webcast Information

Investors and interested parties are invited to listen to today’s conference call, as management will provide further details of the quarter. The call will be broadcast live on the Brinker website (www.brinker.com) at 9 a.m. CDT today (Aug. 12). For those who are unable to listen to the live broadcast, a replay of the call will be available shortly thereafter and will remain on the Brinker website until the end of the day Sept. 9, 2010.

Additional financial information, including statements of income which detail our results excluding On The Border and special items and debt covenant information, is also available on the Brinker website under the Financial Information section of the Investor tab.

Forward Calendar

•	SEC Form 10-K for fiscal year 2010 filing on or before August 30, 2010; and

•	First quarter earnings release, before market opens, October 26, 2010.

Brinker International Inc. is one of the world’s leading casual dining restaurant companies. Founded in 1975 and based in Dallas, Texas, Brinker currently owns, operates, or franchises 1,550 restaurants under the names Chili’s® Grill & Bar (1,505 restaurants) and Maggiano’s Little Italy® (45 restaurants). Brinker also holds a minority investment in Romano’s Macaroni Grill®.

The statements contained in this release that are not historical facts are forward-looking statements. These forward-looking statements involve risks and uncertainties and, consequently, could be affected by general business and economic conditions, financial and credit market conditions, credit availability, reduced disposable income, the impact of competition, the impact of mergers, acquisitions, divestitures and other strategic transactions, franchisee success, the seasonality of the company’s business, adverse weather conditions, future commodity prices, product availability, fuel and utility costs and availability, terrorists acts, consumer perception of food safety, changes in consumer taste, health epidemics or pandemics, changes in demographic trends, availability of employees, unfavorable publicity, the company’s ability to meet its business strategy plan, acts of God, governmental regulations and inflation.

BRINKER INTERNATIONAL, INC.

Consolidated Statements of Income

(In thousands, except per share amounts)

(Unaudited)

	Fourteen Week Period Ended	Thirteen Week Period Ended	Fifty-Three Week Period Ended	Fifty-Two Week Period Ended
	June 30, 2010	June 24, 2009	June 30, 2010	June 24, 2009

Revenues	$743,060	$742,108	$2,858,498	$3,276,362
Operating Costs and Expenses:
Cost of sales	205,563	203,549	816,015	923,668
Restaurant expenses	401,434	401,294	1,587,396	1,838,735
Depreciation and amortization	32,860	36,243	135,832	145,220
General and administrative	36,735	36,306	136,270	147,372
Other gains and charges (a)	3,185	23,054	28,485	118,612

Total operating costs and expenses	679,777	700,446	2,703,998	3,173,607

Operating income	63,283	41,662	154,500	102,755

Interest expense	8,257	5,886	28,515	33,330
Other, net	(1,478)	(7,229)	(6,001)	(9,430)

Income before tax expense	56,504	43,005	131,986	78,855

Income tax expense	13,405	5,953	28,264	6,734

Income from continuing operations	43,099	37,052	103,722	72,121

Income from discontinued operations, net of taxes (b)	20,516	5,094	33,982	7,045

Net income	$63,615	$42,146	$137,704	$79,166

Basic net income per share:
Income from continuing operations	$0.42	$0.36	$1.02	$0.71

Income from discontinued operations	$0.20	$0.05	$0.33	$0.07

Net income per share	$0.62	$0.41	$1.35	$0.78

Diluted net income per share:
Income from continuing operations	$0.42	$0.36	$1.01	$0.70

Income from discontinued operations	$0.20	$0.05	$0.33	$0.07

Net income per share	$0.62	$0.41	$1.34	$0.77

Basic weighted average shares outstanding	101,934	102,051	102,287	101,852

Diluted weighted average shares outstanding	102,791	103,054	103,044	102,713

a)	Current year other gains and charges primarily includes $4.6 million of long-lived asset impairment charges related to underperforming restaurants, partially offset by gain on the sale of land of $1.3 million. During the first nine months of fiscal 2010, other gains and charges primarily included long-lived asset impairments of $20.6 million related to the closure and impairment of certain underperforming restaurants, $6.4 million of lease termination charges and severance costs of $1.9 million, partially offset by a $2.8 million gain on the sale of 21 restaurants to a franchisee.

Prior year other gains and charges primarily includes $15.4 million of long-lived asset and goodwill impairment charges related to the decision to close eight restaurants and $10.5 million of long-lived asset impairment charges related to 16 underperforming restaurants. In the first nine months of fiscal 2009, other gains and charges consisted primarily of a loss on the sale of Macaroni Grill of $43.3 million, long-lived asset impairments of $35.2 million related to the decision to close certain underperforming restaurants, lease termination charges of $10.6 million and severance costs of $4.9 million.

b)	Income from discontinued operations, net of taxes, includes current year other (gains) and charges of ($10.1) million of a recognized gain on the sale of On The Border. During the first nine months of fiscal 2010, other gains and charges from discontinued operations was primarily due to charges related to the closure and impairment of certain underperforming restaurants of $0.9 million.

For the prior year, income from discontinued operations, net of taxes, includes other gains and charges of $2.4 million of impairment of certain underperforming restaurants. For the first nine months of fiscal 2009, other gains and charges from discontinued operations was primarily due to charges related to the closure of $5.7 million and impairment of certain underperforming restaurants of $1.7 million.

BRINKER INTERNATIONAL, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	June 30, 2010	June 24, 2009
	(Unaudited)
ASSETS
Current assets of continuing operations	$501,067	$359,181
Assets held for sale	—	170,133
Net property and equipment (a)	1,129,077	1,247,780
Total other assets	221,960	171,853

Total assets	$1,852,104	$1,948,947

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current installments of long-term debt	$16,866	$1,815
Current liabilities of continuing operations	433,011	406,889
Liabilities associated with assets held for sale	—	9,798
Long-term debt, less current installments	524,511	727,447
Other liabilities	148,968	156,074
Total shareholders’ equity	728,748	646,924

Total liabilities and shareholders’ equity	$1,852,104	$1,948,947

(a)	At June 30, 2010, the company owned the land and buildings for 189 of the 871 company-owned restaurants, excluding On The Border. The net book values of the land and buildings associated with these restaurants totaled $145.0 million and $141.3 million, respectively.

BRINKER INTERNATIONAL, INC.

RESTAURANT SUMMARY

	Total Restaurants March 24, 2010	Fourth Quarter Openings/Acquisitions Fiscal 2010	Fourth Quarter Closings/Sales Fiscal 2010	Total Restaurants June 30, 2010	Projected Openings Fiscal 2011
Company-Owned Restaurants:
Chili’s	827	—	—	827	—
Maggiano’s	44	—	—	44	—

	871	—	—	871	—

Franchise Restaurants:
Chili’s	466	—	—	466	10-13
International (a)	207	6	—	213	45-50

	673	6	—	679	55-63

Total Restaurants:
Chili’s	1,293	—	—	1,293	10-13
Maggiano’s	44	—	—	44	—
International	207	6	—	213	45-50

	1,544	6	—	1.550	55-63

(a)	At June 30, 2010, international franchise restaurants by brand were 212 Chili’s and one Maggiano’s location.

FOR ADDITIONAL INFORMATION, CONTACT:

MARIE PERRY

INVESTOR RELATIONS

(972) 770-1276

6820 LBJ FREEWAY

DALLAS, TEXAS 75240